Exhibit 10.11

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made effective as of the 5th day of December, 2014, by and between AWEIDA PROPERTIES, INC., a Colorado corporation (“Landlord”), and N30 PHARMACEUTICALS, INC. a Delaware Corporation (“Tenant”) to that certain lease dated March 11, 2010 by and between Landlord and Tenant (the “Lease”).  Capitalized terms used herein which are defined in the Lease shall have the meanings therein stated.

RECITAL

Section 4(c) of the Lease provides for an Option to Renew the term of the Lease.  Tenant has given Landlord written notice of its intention to exercise this option to renew the Lease.  The parties desire to set forth herein the terms of the Renewal Period to the extent that such terms vary from the terms of the Primary Lease Term.

AMENDMENT

NOW, THEREFORE, the parties agree to amend the Lease as follows:

1.  The Renewal Period shall be for a term of three (3) years beginning on April 1, 2015.

2.  Tenant shall have an option to terminate this Lease prior to the expiration of the Renewal Period at any time after March 31, 2017.  Tenant shall provide written notice to Landlord of its intention to exercise such early termination option at least three (3) months prior to the requested termination date and, with the written notice, Tenant shall pay a termination fee representing liquidated damages to the Landlord of Twenty-five Thousand U.S. Dollars ($25,000).

3.  The Tenant is hereby given an option to renew the term of this Lease for a period of three (3) years after the expiration of the Renewal Period hereof (said renewal period being hereinafter sometimes referred to as the “Second Renewal Period”) provided that this Lease shall be in full force and effect immediately prior to the date of the commencement of such Second Renewal Period. If the Tenant desires to exercise the option herein given to renew the Lease for the Second Renewal Period, it shall give the Landlord written notice of its intention to do so on or before five (5) months prior to the expiration of the Renewal Period. The Base Rent for the Second Renewal Period shall be $13.00 per square foot for the first year. All other terms, covenants and conditions of this Lease shall continue in effect for the Second Renewal Period including 3% annual increases of the Base Rent, except that there shall be no further renewal options after the Second Renewal Period and except that there shall be no early termination option during the Second Renewal Period

4.  Tenant shall pay to Landlord as Base Rent during the Renewal Period the amount of $12.00 per square foot during the first year with 3% annual increases of such Base Rent each of the second and third years.

5.  Except as expressly amended hereby, the Lease remains unmodified and in full force and effect.  In the event of a conflict between the terms of this Amendment and the Lease, the terms of this Amendment shall control.

6.  This Amendment shall be governed by and interpreted in accordance with the laws of the State of Colorado.  This Amendment may be executed in counterparts, each of which shall be an original and all of which, when taken together, shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the day and year first above written.

LANDLORD:

AWEIDA PROPERTIES, INC., a Colorado corporation

By:	/s/ Daniel J. Aweida
Daniel J. Aweida, President

TENANT:

N30 PHARMACEUTICALS, INC.

By	/s/ Tom Sokolowski

Name: Tom Sokolowski

Title: VP Finance & Admin/CFO